Tero Oilfield Services Ltd.

Financial Statements

June 30, 2014

Tero Oilfield Services Ltd.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Tero Oilfield Services Ltd,

We have audited the accompanying balance sheet of Tero Oilfield Services Ltd (the “Company”), as of June 30, 2014 and the related statements of operations, shareholders’ deficit and cash flows for the four months period ended June 30, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Tero Oilfield Services Ltd. as of June 30, 2014, and the results of operations, shareholders’ deficit and cash flows for the four months period ended June 30, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/ RBSM LLP

New York, New York

 October 14, 2014

Tero Oilfield Services Ltd.

Balance Sheet

June 30,
2014
ASSETS
CURRENT ASSETS:
Cash	$21,208
Accounts receivable, net	202,359
Other current assets	20,376
Total current assets	243,943

Property and equipment, net	427,712
TOTAL ASSETS	$671,655

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$71,174
Current maturities of long-term debt	91,925
Due to shareholders	47,494
Total current liabilities	210,593

LONG-TERM DEBT:
Notes payable, less current maturities	286,952
Asset retirement obligations	271,164
TOTAL LIABILITIES	768,709

SHAREHOLDERS’ DEFICIT	(97,054)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$671,655

The accompanying notes are an integral part of these financial statements.

Tero Oilfield Services Ltd.
Statement of Income and Shareholders’ Deficit

Four Months Ended June 30,
2014
REVENUE	$408,714
COST OF GOODS SOLD	185,052

Gross profit	223,662

OPERATING EXPENSES:
Selling and marketing	11,390
Depreciation	28,910
General and administrative	127,634
TOTAL OPERATING EXPENSES	167,934

Operating income	55,728

OTHER INCOME (EXPENSES):
Interest expense, net	(10,497)
TOTAL OTHER EXPENSES	(10,497)

Earnings before income taxes	45,231
Provision for income taxes	9,126
NET INCOME	36,105
Other Comprehensive Income:
Cumulative translation adjustment	(4,681)
COMPREHENSIVE INCOME	$40,786

SHAREHOLDERS’ DEFICIT:
Shareholders’ deficit – Beginning of period	$(128,478)
Net income	36,105
Cumulative Translation Adjustment	(4,681)
Shareholders’ deficit – End of period	$(97,054)

The accompanying notes are an integral part of these financial statements.

Tero Oilfield Services Ltd.
Statements of Cash Flows

Four Months Ended June 30,
2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$36,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,910
Changes in operating assets and liabilities:
Short-term investments	7,879
Accounts receivable	13,292
Inventory	42,983
Other current assets	(20,376)
Accounts payable	21,270
Accrued liabilities	(68,712)
NET CASH PROVIDED BY OPERATING ACTIVITES	61,351

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(18,683)
Proceeds from sale of property and equipment	7,364
NET CASH USED IN INVESTING ACTIVITIES	(11,319)

CASH FLOWS FROM FINANCING ACTIVITIES
Long-term debt retired	(86,496)
NET CASH USED IN FINANCING ACTIVITIES	(86,496)

Effects of currency translation on cash and cash equivalents	6,546

NET DECREASE IN CASH	(29,918)

CASH AT BEGINNING OF PERIOD	51,126
CASH AT END OF PERIOD	$21,208

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the periods for:
Interest	$10,499
Income taxes	$27,103

The accompanying notes are an integral part of these financial statements.

Tero Oilfield Services Ltd.
Notes to Financial Statements
June 30, 2014

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Tero Oilfield Services Ltd, Inc. (“the Company”, “Tero”) was incorporated in the State of Alberta on January 31, 1997.

Tero Oilfield Services Ltd., an energy services company, provides specialized services to upstream oil and natural gas companies operating in the Western Canadian Sedimentary Basin. Through the exploration and production of oil and gas a significant regular stream of waste is generated by the oil and gas producers. The oil and gas producers are required to dispose of this waste in an environmentally approved manner as stipulated by Alberta Energy, Alberta’s energy regulator.

The Company assists upstream oil and natural gas companies with the disposal fluids and solids and/or treatment of by-products. To dispose of liquid wastes, oil and gas producers are required to inject them into approved permitted injection wells. An injection well disposes of the waste fluids deep into the ground into porous rock formations outside of known oil and gas production zones and well as underground aquifers. The company owns and operates a full Class 1B liquid and sold oilfield waste handling facility in Wardlow, Alberta, Canada. This class of well is approved for the disposal of produced water, specific common oilfield waste streams and waste streams meeting specific criteria.

On August 20, 2012, the Company entered into a letter of intent with Lithium Exploration Group, Inc (Lithium) pursuant to which Tero agreed to sell to 75% of its issued and outstanding common shares of to Lithium in exchange for an aggregate of $1,500,000,

On March 1, 2014, Alta Disposal Ltd. (Alta), a wholly-owned subsidiary of Lithium, completed a share purchase agreement with Tero and Garry Hofmann, the sole shareholder of Tero. Pursuant to the agreement, Mr. Hofmann agreed to sell and Lithium agreed to purchase 50% of the issued and outstanding common shares of Tero in exchange for an aggregate of

Lithium has been granted an option to acquire an additional 25% of the shares in Tero for $500,000 by February 28, 2015.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less at date of acquisition to be cash equivalents.

Short-Term Investments

The Company invests excess cash in GST accounts with maturities typically at one year.

Tero Oilfield Services Ltd.
Notes to Financial Statements
June 30, 2014

Accounts Receivable

Accounts receivable arise in the normal course of business and are reported net of an allowance for doubtful accounts. The allowance is based on management’s estimate of the uncollectible trade accounts receivable based on historical collection experience and management’s evaluation of the collectability of outstanding accounts receivable. Contractual terms and payment history determine when receivables are delinquent. The Company evaluated its accounts receivable at June 30, 2014 and did not record an allowance for doubtful accounts because of the assurance of collectability of those receivables.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flow is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. There were no impairment losses taken for the period ended June 30, 2014.

Revenue recognition

It is the Company’s policy that revenue from product sales or services will be recognized in accordance with ASC 605 “Revenue Recognition”. Four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

The Company generates revenue by handling waste generated by oil and gas producers in the area. Specifically, the waste streams handled by the Company can be classified into the following categories:

  Fluids Disposal -Fluid disposal consists of the disposal of rig tank and workover water, produced water and frac water.
  Solids Disposal-Solid waste is produced in drilling, production, well servicing, and vessel cleaning. It is generally brought to waste disposal facilities mixed with liquids is then separated, tested, dewatered, then sent to a landfill for disposal.
  Oil Skimming-Through a process of heating and the use of various chemicals, the Company processes oilfield waste to separate to solids, water and oil. The oil is stored on site temporarily until sufficient volumes are accumulated to be shipped through pipeline.

Asset retirement obligation

The liability for the fair value of environmental and site restoration obligations is recorded when the obligations are incurred and the fair value can be reasonably estimated. The obligations are normally incurred at the time the related assets are brought into production. The fair value of the obligation is based on the estimated cash flows required to settle the obligations discounted using an estimate of the Company's finanCing rate. The fair value of the obligations is recorded as a liability with the same amount recorded as an increase in capitalized costs. The amounts included in capitalized costs are amortized using an amortization rate of 10%. The liability is adjusted for accretion expense representing the increase in the fair value of the obligations due to the passage of time.

Tero Oilfield Services Ltd.
Notes to Financial Statements
June 30, 2014

Cost of Goods Sold

Cost of goods sold for the four months ended June 30, 2014 consisted of the following:

Subcontract trucking	$12,561
Utilities	16,718
Insurance	14,218
Fuel & oil disposal	33,817
Skim oil processing fees	21,809
Solids processing	37,375
Repairs and maintenance	41,813
Other	6,741
TOTAL COST OF GOODS SOLD	$185,052

Advertising

The Company expenses the costs associated with advertising when incurred. Advertising expense totaled $11,390 for the four months ended June 30, 2014.

Foreign currency translation

The Company’s reporting is US Dollar and functional currency is Canadian Dollars. The accounts of the are maintained using the local currency (Canadian Dollar) as the functional currency. All assets and liabilities are translated into U.S. Dollars at balance sheet date, shareholders’ equity is translated at historical rates and revenue and expense accounts are translated at the average exchange rate for the year or the reporting period. The translation adjustments are deferred as a separate component of stockholders’ equity, captioned as accumulated other comprehensive (loss) gain. Transaction gains and losses arising from exchange rate fluctuation on transactions denominated in a currency other than the functional currency are included in the consolidated statements of operations.

Comprehensive Income (Loss)

FASC Topic No. 220, “Comprehensive Income,” establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. From inception to June 30, 2014, the Company had no material items of other comprehensive income except for the foreign currency translation adjustment.

Tero Oilfield Services Ltd.
Notes to Financial Statements
June 30, 2014

NOTE 2 – CONCENTRATIONS OF CREDIT RISK

The Company maintains cash balances in bank deposit accounts which, at times, may exceed Canadian federally insured limits. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risks associated with these accounts. There was no excess of the deposit liabilities over the amounts covered by federal insurance at June 30, 2014.

The Company grants credit to its customers throughout Canada and generally does not require collateral. Consequently, the company’s ability to collect the amounts due from customers is affected by economic fluctuations in the oil and gas industry.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable at June 30, 2014 consisted of the following:

2014
Accounts receivable	$202,359
Less allowance for doubtful accounts	--
$202,359

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2014 consisted of the following:

2014
Vehicles	$382,238
Disposal wells	520,131
Machinery and equipment	992,992
1,895,361
Less accumulated depreciation	(1,467,649)
Net book value	$427,712

Depreciation expense for property and equipment totaled $28,910 for the four months ended June 30, 2014.

Tero Oilfield Services Ltd.
Notes to Financial Statements
June 30, 2014

NOTE 5 – INCOME TAXES

The Company is treated as a Canadian controlled private corporation for federal and provincial taxes. Earnings before income taxes were $45,231 for the four months ending June 30, 2014.

Tax Rate Reconciliation	2014
Federal statutory rate	15.0%
Statutory deductions	(11.8)
Provincial statutory rate	10.0
Effective tax rate	13.2%

Provision for Income Taxes	2014
Federal	$5,461
Provincial	3,664
Total	$9,125

NOTE 5 – SHAREHOLDER ADVANCES

Shareholder advances consisted of $47,494 at June 30, 2014. The advances do not bear interest, have a specified due date or require collateral.

NOTE 6 – LONG-TERM DEBT

Long-Term Debt at June 30, 2014 consists of the following:

Note for share redemption payable in annual installments of $106,079 with the first installment due on March 1, 2014 including accrued interest at 2%.
$378,877
Less current maturities	(91,925)
$286,952

Future principal payments on the note payable are scheduled as follows:

Year Ending June 30,
2015	$91,925
2016	93,748
2017	95,638
2018	97,566
$378,877

Tero Oilfield Services Ltd.
Notes to Financial Statements
June 30, 2014

NOTE 7 – ASSET RETIREMENT OBLIGATION

The Company owns and operates a full Class 1B liquid and solid oilfield waste handling facility in Wardlow, Alberta, Canada. Annual inspections are performed by the Waste Management and Liability Management Departments of the Alberta Energy Regulator (AER). AER requires the Company to secure Letters of Credit make deposits equal to the estimated costs of well and surface facility abandonment and reclamation.

2014
Asset retirement obligation at beginning of year	$259,667
Accretion expense	--
Change due to foreign currency translation	11,497
Asset retirement obligation at June 30, 2014	$271,164

NOTE 8 – COMMITMENTS AND CONTINGENCIES

LITIGATION:

The Company is not involved in any litigation and Management is not aware of any outstanding contingencies.

LEASES:

The Company entered into a surface easement lease for road usage through an agreement dated September 27, 1997 and amended on April 28, 2005 which permits use of 5.432 acres for $2,464 per year. The lease is renewed annually.

The Company has obtained Letters of Credit from its bank to satisfy its legal obligations to remediate well and surface abandonment as explained in Note 7. The outstanding balances of the Letters of Credit were $271,164 at June 30, 2014.

NOTE 9 – MAJOR CUSTOMERS AND VENDORS

The Company has five customers that represent approximately 75% of its revenue for the four months ended June 30, 2014. The Company has four customers that represent approximately 57.92% of its accounts receivable at June 30, 2014. The Company is not reliant on any specific vendor for its equipment purchases and can establish additional relationships with minimal disruption.